Exhibit 99.1

CalciMedica Reports Second Quarter 2025 Financial Results and Provides Clinical & Corporate Updates

Enrollment ongoing in Phase 2 KOURAGE trial of Auxora™ in acute kidney injury (AKI) with respiratory failure; data expected in early 2026

Productive initial meeting with the FDA on Auxora in acute pancreatitis (AP); conversations continue, with alignment on a pivotal trial anticipated around the end of 2025

Cash position expected to fund operations into mid-2026

LA JOLLA, Calif., August 12, 2025 – CalciMedica Inc. (“CalciMedica” or the “Company”) (Nasdaq: CALC), a clinical-stage biopharmaceutical company focused on developing novel calcium release-activated calcium (CRAC) channel inhibition therapies for acute and chronic inflammatory and immunologic illnesses, today reported financial results for the second quarter ended June 30, 2025 and provided clinical and corporate updates.

“We have continued to spotlight the growing body of evidence supporting the development of Auxora for the treatment of AKI with respiratory failure, including publications in two peer-reviewed journals, multiple presentations at medical meetings, and a symposium at the 43rd Vicenza Course AKI-CRRT-EBPT and Critical Care Nephrology meeting. We look forward to the readout of our Phase 2 KOURAGE trial expected in early 2026,” said Rachel Leheny, Ph.D., Chief Executive Officer of CalciMedica. “Additionally, we are encouraged by our initial meeting with the FDA regarding our program in AP. The meeting was constructive, and we are eager to continue our discussions with the agency, with the objective of reaching alignment on a pivotal trial around the end of 2025.”

Recent Clinical & Corporate Highlights:

Clinical Updates & Anticipated Milestones

Acute Kidney Injury (AKI) with Respiratory Failure Program Update

•
Enrollment ongoing in Phase 2 KOURAGE trial: Enrollment is ongoing in KOURAGE, the Company's randomized, double-blind, placebo-controlled Phase 2 trial of Auxora™ in patients with Stage 2 or Stage 3 AKI with associated respiratory failure. CalciMedica plans to enroll 150 patients in KOURAGE, with data expected in early 2026.
•
Publication in the American Journal of Nephrology (AJN): In June 2025, CalciMedica announced a publication in AJN, titled, “Inhibition of Calcium Release-Activated Calcium (CRAC) Channels to Treat Acute Kidney Injury: Design and Rationale of the KOURAGE Study.” The manuscript describes the preclinical and clinical evidence supporting Auxora as a potential treatment for AKI with respiratory failure, as well as the rationale for the patient selection and endpoint selection for the Company’s Phase 2 KOURAGE trial.
•
“Auxora for the Treatment of AKI” Symposium: In June 2025, the Company presented a symposium titled “Auxora for the Treatment of AKI” at the 43rd Vicenza Course AKI-CRRT-EBPT and Critical Care Nephrology meeting. The symposium featured oral presentations delivered by Sudarshan Hebbar, M.D., CMO of CalciMedica; Javier Neyra, M.D., Associate Professor of Medicine and Associate Director of the Nephrology Research & Training Center at University of Alabama at Birmingham; and Lakhmir Chawla, M.D., Clinical Professor of Medicine at University of California San Diego, CMO at ExThera Medical, and Chair of the KOURAGE Steering Committee. Webcasts of the presentations are available on the the “Medical Events and Presentations” section of CalciMedica's IR website.
•
Publication in the Thrombosis Update: In July 2025, a manuscript authored by CalciMedica and collaborators, titled, “Reduction in D-dimer Levels After Treatment with Auxora in Patients with Severe Covid-19 Pneumonia,” was published in the Thrombosis Update. The manuscript highlights a biomarker analysis from patients treated with Auxora in the Company’s previously completed Phase 2 CARDEA trial in severe COVID-19 pneumonia. In the analysis, Auxora was found to significantly decrease D-dimer levels and other biomarkers of systemic inflammation, with these decreases correlating with positive outcomes in patients. These findings showing Auxora’s anti-inflammatory effects and endothelial stabilization support its continued development for the treatment of acute illnesses with a strong inflammatory component, such as AKI and AP.
•
Oral presentation and panel discussion at the American Society of Nephrology (ASN) 3rd Acute Kidney Injury: From Bench to Bedside Conference: In May 2025, Dr. Hebbar delivered an oral presentation titled “Experiences with AKI Clinical Trial Design” and participated in a panel discussion at the ASN 3rd Acute Kidney Injury: From Bench to Bedside Conference.

Acute Pancreatitis (AP) Program Update

•
Conducted initial meeting with the U.S. Food and Drug Administration (FDA) on next steps in AP program: The Company conducted a productive initial meeting with the FDA to present the findings from the Phase 2b CARPO trial and discuss the design of a pivotal trial in AP. Additional meetings with the FDA are anticipated in the second half of 2025, with alignment on trial design anticipated around the end of the year. This will be the first pivotal trial in the U.S. for a therapeutic in AP.
•
Poster presentation at Digestive Disease Week (DDW) 2025: In May 2025, Kenneth A. Stauderman, Ph.D., co-Founder and CSO of CalciMedica, presented a poster titled “Patients with Acute Pancreatitis (AP) and Accompanying Systemic Inflammatory Response Syndrome (SIRS) Have a Larger Volume of Distribution Compared to Healthy Volunteers” at DDW 2025.

Financial Results for the Second Quarter Ended June 30, 2025:

Cash Position: Cash, cash equivalents, and short-term investments were $18.0 million as of June 30, 2025. The Company expects its cash position to be sufficient to fund its current operating plan into the middle of 2026.

R&D Expenses: Research and development expenses were $4.1 million for the three months ended June 30, 2025, compared to $4.2 million for the three months ended June 30, 2024. The decrease of

$0.1 million was primarily due to a decrease in CMC costs offset by an increase in clinical activities relating to Auxora.

G&A Expenses: General and administrative expenses were $2.6 million for the three months ended June 30, 2025, compared to $2.4 million for the three months ended June 30, 2024. The increase of $0.2 million was primarily due to an increase in personnel costs partially offset by a decrease in professional services.

Other Income: Other income was $0.7 million for the three months ended June 30, 2025, compared to $2.6 million for the three months ended June 30, 2024. The decrease of $1.9 million was primarily due to a decrease in fair value adjustments to the Company’s financial instruments.

Net Loss: Net loss was $6.0 million, or $0.40 per basic and diluted share, for the three months ended June 30, 2025, compared to $4.0 million, or $0.36 per basic and diluted share, for the three months ended June 30, 2024.

About CalciMedica

CalciMedica is a clinical-stage biopharmaceutical company focused on developing novel CRAC channel inhibition therapies for inflammatory and immunologic diseases. CalciMedica's proprietary technology targets the inhibition of CRAC channels to modulate the immune response and protect against tissue cell injury, with the potential to provide therapeutic benefits in life-threatening inflammatory and immunologic diseases for which there are currently no approved therapies. CalciMedica's lead product candidate Auxora™ has demonstrated positive and consistent clinical results in multiple completed efficacy clinical trials and been well-tolerated in over 350 critically ill patients dosed. CalciMedica has announced data for a Phase 2b trial (called CARPO – NCT04681066) in patients with acute pancreatitis (AP) and accompanying systemic inflammatory response syndrome (SIRS) and for a Phase 2 trial (called CARDEA – NCT04345614) in patients with COVID pneumonia. The Company is currently conducting a Phase 2 trial (called KOURAGE – NCT06374797) in patients with acute kidney injury (AKI) with associated respiratory failure, with data expected in early 2026. For more information, please visit www.calcimedica.com.

Forward-Looking Statements

This communication contains forward-looking statements which include, but are not limited to CalciMedica’s expected cash runway; CalciMedica's planned and ongoing clinical trials and the timing, design, expected patient enrollment thereof and the expected timing for updates and the release of data from its Phase 2 KOURAGE trial of Auxora in AKI with associated respiratory failure in early 2026; the productive nature of discussions with the FDA concerning design of a pivotal trial in AP and the alignment with the FDA on a pivotal trial around the end of 2025; and the potential of CalciMedica's proprietary technology to provide therapeutic benefits in acute and chronic inflammatory and immunologic diseases. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. CalciMedica's expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to: the impact of fluctuations in global financial markets on CalciMedica's business and the actions it may take in response thereto; CalciMedica's ability to execute its plans and strategies; the ability to obtain and maintain regulatory approval for Auxora; results from clinical trials or preclinical studies may not be indicative of results that may be observed in the future; potential safety and other complications from Auxora; the scope, progress and expansion of developing and commercializing Auxora; the size and growth of the market therefor and the rate and degree of market acceptance thereof; economic, business, competitive, and/or regulatory factors affecting the business of CalciMedica generally; CalciMedica's ability to protect its intellectual property position; the impact of government laws and regulations; and CalciMedica's financial position and need for additional capital. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption "Risk Factors" in CalciMedica's Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, being filed with the Securities and Exchange Commission (SEC) later today, and elsewhere in CalciMedica's subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov. These documents can be accessed on CalciMedica's web page at ir.calcimedica.com/financials-filings/sec-filings. The forward-looking statements contained herein are made as of the date hereof, and CalciMedica undertakes no obligation to update them after this date, except as required by law.

Contact Information

Kevin Murphy

calcimedica@argotpartners.com

(212) 600-1902

CALCIMEDICA, INC.

Condensed Consolidated Balance Sheets

(in thousands, except par value and share amounts)

(Unaudited)

	June 30, 2025	December 31, 2024

Assets
Current assets
Cash and cash equivalents	$5,918	$7,935
Short-term investments	12,039	10,734
Prepaid clinical trial expenses	352	748
Other prepaid expenses and current assets	655	248
Total current assets	18,964	19,665
Property and equipment, net	105	119
Other assets	11	10
Total assets	$19,080	$19,794
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,912	$1,998
Accrued clinical trial costs	670	820
Accrued expenses	895	866
Total current liabilities	3,477	3,684
Long-term liabilities
Promissory note	8,500	—
Warrant liability	1,000	1,700
Total liabilities	12,977	5,384
Commitments and contingencies (Note 8)
Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized at June 30, 2025 and December 31, 2024, respectively; no shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized at June 30, 2025 and December 31, 2024, respectively; 13,971,990 and 13,481,917, issued and outstanding at June 30, 2025 and December 31, 2024, respectively	4	4
Additional paid-in capital	176,865	174,166
Accumulated deficit	(170,762)	(159,764)
Accumulated other comprehensive (loss) income	(4)	4
Total stockholders’ equity	6,103	14,410
Total liabilities and stockholders’ equity	$19,080	$19,794

CALCIMEDICA, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$4,052	$4,157	$8,276	$7,101
General and administrative	2,569	2,372	4,842	5,195
Total operating expenses	6,621	6,529	13,118	12,296
Loss from operations	(6,621)	(6,529)	(13,118)	(12,296)
Other income (expense):
Change in fair value of financial instruments	500	2,300	2,200	7,890
Interest expense	(324)	—	(771)	—
Interest income	220	275	422	582
Other income	269	—	269	—
Total other income	665	2,575	2,120	8,472
Net loss	$(5,956)	$(3,954)	$(10,998)	$(3,824)
Net loss per share - basic and diluted	$(0.40)	$(0.36)	$(0.76)	$(0.37)
Weighted-average number of shares outstanding used in computing net loss per share—basic and diluted	14,995,404	11,129,053	14,560,900	10,441,785